UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 10, 2008

Kansas City Southern
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-4717	44-0663509
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

427 West 12th Street, Kansas City, Missouri		64105
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	816-983-1303

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On September 10, 2008, The Kansas City Southern Railway Company ("KCSR"), a wholly-owned subsidiary of Kansas City Southern ("KCS") entered into an employment agreement (the "Employment Agreement") with David L. Starling, in connection with the previously announced appointment of Mr. Starling as President and Chief Operating Officer of KCS.

Pursuant to the terms of the Employment Agreement, in addition to his annual salary of $500,000 per year, Mr. Starling is eligible to receive coverage under KCSR's benefits plans and programs as are made available to similarly situated employees of KCSR. KCSR may terminate the Employment Agreement at any time for "Cause" (as defined in the Employment Agreement) or other than for Cause. If KCSR terminates Mr. Starling's employment other than for Cause, KCSR shall (a) continue for a period of twelve (12) months following such termination to pay Mr. Starling as severance pay a monthly amount equal to one-twelfth (1/12th) of his annual base salary rate in effect immediately prior to termination, subject certain adjustments as described in the Employment Agreement, and, (b) for a period of twelve (12) months following such termination, continue the health insurance coverage provided pursuant to the Employment Agreement to Mr. Starling and his eligible dependents, unless Mr. Starling (i) is provided comparable health or life insurance coverage in connection with other employment, (ii) fails to timely elect to continue such coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), (iii) fails to meet the eligibility requirements under the applicable plan for any such coverage, (iv) files to timely pay the cost of such coverage, or (v) dies. If Mr. Starling's employment is terminated due to his voluntary resignation, death or disability, or by KCSR for Cause, Mr. Starling will not be entitled to receive any payment from KCS or KCSR, other than unpaid salary, unused vacation and unreimbursed expenses. Upon termination of Mr. Starling's employment for any reason, all benefits other than those described above shall terminate, and all unvested equity awards shall be forfeited (other than in connection with a Change of Control, as described below).

If, during the two (2) years following a "Change in Control" (as defined in the Employment Agreement), Mr. Starling's employment is terminated by KCSR other than for Cause or by Mr. Starling for Good Reason (as defined in the Employment Agreement), (a) Mr. Starling will be eligible to receive, in addition to the severance benefits described above, a lump sum payment (the "Special Severance Payment") equal to the product of (i) 175% of the rate of his annual base salary as of the date of termination, multiplied by (ii) 2, and less (iii) the aggregate amount of other severance payments made pursuant to the Employment Agreement, and (b) any unvested or unexercisable equity awards shall become immediately vested or exercisable, as applicable.

Mr. Starling is required to execute a full release of claims in favor of KCSR and its affiliates as a condition of receiving the above-described severance benefits.

Mr. Starling has expressly agreed to maintain in strictest confidence and not to use in any way, publish, disclose or authorize anyone else to use in any way, publish or disclose any Confidential Information (as defined in the Employment Agreement) relating to any manner to the business or affairs of KCSR or any of its affiliates. Mr. Starling has also agreed that, for a period of one (1) year following the termination of his employment, he will not engage in, assist in, or have any active interest in (including without limitation as an agent, employee, consultant, stockholder, or director) any corporation or other business entity that competes with or engages in the business conducted by KCSR, or solicit any customers or employees of KCSR. The obligations described in this paragraph survive any termination of the Employment Agreement by Mr. Starling or KCSR.

The foregoing discussion of Mr. Starling's Employment Agreement is qualified in its entirety by the terms of the Employment Agreement, which is filed herewith as Exhibit 10.1, and hereby incorporated by reference herein.

In connection with Mr. Starling's former employment as president and director general of the Panama Canal Railway Company ("PCRC"), a 50% owned affiliate of KCS, Mr. Starling, PCRC, KCS, Canama Transportation, LLC (a subsidiary of KCS), PCRC, and Mi-Jack Products, Inc. (the ultimate owner of the remaining 50% of PCRC not owned by KCS; "Mi-Jack") and Panama Holdings, LLC (a subsidiary of Mi-Jack) entered into an agreement pursuant to the terms of which, certain letter agreements between KCS and Mr. Starling, and Mi-Jack and Mr. Starling, relating to stock appreciation right awards granted to Mr. Starling by each of KCS and Mi-Jack were terminated in their entirety. As consideration for his agreement to terminate these letter agreements, PCRC agreed to pay Mr. Starling $250,000 on January 1, 2007, 2008 and 2009. In addition, if PCRC is not sold prior to June 19, 2011, Mr. Starling will receive a lump sum payment of $1 million on June 19, 2011. If, however, PCRC is sold prior to June 19, 2011, Mr. Starling will receive a payment equal to 1% of the difference of (a) either (i) in the event of a stock sale of PCRC, the proceeds received by the stockholders of PCRC, or (ii) in the event of a sale of more than 75% of the net assets of PCRC, the aggregate proceeds received by PCRC with respect to such sale of assets, and (b) the aggregate amount of indebtedness on the balance sheet of PCRC on the date immediately prior to the closing of the sale of PCRC.

Item 9.01 Financial Statements and Exhibits.

(d)

Exhibit 10.1. Employment Agreement dated September 10, 2008, between The Kansas City Southern Railway Company and David L. Starling is attached hereto as Exhibit 10.1.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kansas City Southern

September 15, 2008	By:	/s/ Brian P. Banks

Name: Brian P. Banks
Title: Associate General Counsel & Corporate Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement dated September 10, 2008, between The Kansas City Southern Railway Company and David L. Starling.